EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	John A. Maurer Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212) 720-4092

FOOT LOCKER, INC. REPORTS SECOND QUARTER RESULTS

•	Net Income of $66 Million, or $0.44 Per Share
•	Non-GAAP EPS of $0.46, a 21 Percent Increase
•	Comparable-Store Sales Increased 1.8 Percent

NEW YORK, NY, August 23, 2013 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended August 3, 2013.

Second Quarter Results

Net income for the Company’s second quarter ended August 3, 2013 was $66 million, or $0.44 per share, compared with net income of $59 million, or $0.39 per share, last year, an increase in earnings per share of 13 percent.

Second quarter comparable-store sales increased 1.8 percent. Total second quarter sales increased 6.4 percent, to $1,454 million this year, compared with sales of $1,367 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the second quarter increased 5.9 percent. Total second quarter sales results include one month of Runners Point Group’s operations.

Year-To-Date Results

Net income for the Company’s first six months of the year increased to $204 million, or $1.34 per share, compared to net income of $187 million, or $1.21 per share, for the corresponding period in 2012. Earnings per share for the six month period have increased 11 percent compared to the same period in 2012. Year-to-date sales were $3,092 million, an increase of 5 percent compared to sales of $2,945 million in the corresponding six month period of 2012. Year-to-date comparable store sales increased 3.5 percent. Excluding the effect of foreign currency fluctuations, total sales year-to-date increased 4.9 percent

Non-GAAP Adjustment

During the second quarter, the Company incurred approximately $5 million, pre-tax, in costs related to the acquisition of Runners Point Group and the closing of the CCS Retail stores. Excluding these expenses, second quarter earnings were $0.46 per share on a non-GAAP basis, an increase of 21 percent compared to the $0.38 that the Company earned in the second quarter last year. For the first six months of 2013, non-GAAP net income was $1.37 per share, an increase of 14 percent over the $1.20 per share earned in the corresponding period of 2012.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

“Sales in the second quarter were more challenging than we planned for, especially in the United States. Despite this headwind, we produced second quarter ongoing profit and sales results that were our best ever as Foot Locker, Inc., demonstrating that the execution of our strategic priorities continues to deliver solid financial and operational results for our shareholders and other stakeholders” said Ken C. Hicks, Chairman of the Board and Chief Executive Officer. “We remain confident that we can achieve a mid-single digit comparable sales gain and a double digit percentage profit increase for fiscal 2013, as we build momentum in our operational and financial performance now and over the long term.”

Financial Position

At August 3, 2013, the Company’s merchandise inventory was $1,306 million, 6 percent higher than at the end of the second quarter last year. Excluding Runners Point Group, inventory increased approximately 3 percent.

During the second quarter, the Company repurchased approximately 2.83 million shares of its common stock for $100 million.

The Company’s cash, cash equivalents, and short-term investments totaled $836 million, while the debt on its balance sheet was $141 million. The Company’s total cash position, net of debt, was $8 million higher than at the same time last year.

Store Base Update

During the second quarter, the Company opened 24 new stores, remodeled/relocated 89 stores and closed 44 stores. With the addition of 194 stores acquired in the Runners Point Group transaction, the Company operated 3,495 stores in 23 countries in North America, Europe, Australia, and New Zealand as of August 3, 2013. In addition, 45 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 24 Runners Point and Sidestep franchised stores, which were added as part of the RPG acquisition.

The Company is hosting a live conference call at 9:00 a.m. (EDT) today, August 23, 2013, to discuss these results and provide comments on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 888-446-3850 (U.S. and Canada) or 630-691-2739 (International) using the passcode 35433909, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through September 6, 2013.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2012 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended August 3, 2013 and July 28, 2012

(In millions, except per share amounts)

	Second Quarter 2013	Second Quarter 2012	YTD 2013	YTD 2012
Sales	$1,454	$1,367	$3,092	$2,945

Cost of sales	1,001	939	2,078	1,980
SG&A	314	306	629	612
Depreciation and amortization	31	29	62	58
Other Charges	2	—	2	—
Interest expense, net	1	1	2	2
Other Income	(1)	(1)	(3)	(1)
	1,348	1,274	2,770	2,651

Income before taxes	$106	$93	$322	$294
Income tax expense	40	34	118	107
Net income	$66	$59	$204	$187

Diluted EPS	$0.44	$0.39	$1.34	$1.21

Weighted-average diluted shares outstanding	151.4	153.9	152.1	154.1

	Second Quarter 2013	Second Quarter 2012	YTD 2013	YTD 2012

Non GAAP Results

RPG Acquisition Costs (1)	$2	$—	$3	$—

CCS Exit Costs	$1	$—	$1	$—

Tax Rate Change (2)	$—	$(1)	$—	$(1)

Non GAAP Net Income	$69	$58	$208	$186

Non GAAP Diluted EPS	$0.46	$0.38	$1.37	$1.20

Footnote to explain adjustments

(1)	Integration and transaction costs associated with the acquisition of Runners Point Group.
(2)	In the second quarter of 2012, the Company recorded a benefit of $1 million, or $0.01 per diluted share, to reflect the repeal of the last two stages of certain Canadian provincial tax rate changes.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	August 3, 2013	July 28, 2012
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$836	$820
Merchandise inventories	1,306	1,231
Other current assets	243	199
	2,385	2,250

Property and equipment, net	552	447
Deferred tax assets	265	284
Other assets	309	253
	$3,511	$3,234

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$418	$391
Accrued and other liabilities	314	278
	732	669

Long-term debt and obligations under capital leases	138	133
Other liabilities	215	253
SHAREHOLDERS’ EQUITY	2,426	2,179
	$3,511	$3,234

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FOOT LOCKER, INC.

Store and Estimated Square Footage

(unaudited)

(Square footage in thousands)

	August 3, 2013	February 2, 2013	July 28, 2012
Foot Locker U.S.
Number of stores	1,059	1,072	1,092
Gross square footage	4,314	4,311	4,380
Selling square footage	2,506	2,515	2,563

Footaction
Number of stores	280	283	287
Gross square footage	1,291	1,299	1,329
Selling square footage	812	817	832

Lady Foot Locker
Number of stores	277	303	320
Gross square footage	634	685	714
Selling square footage	371	398	412

Kids Foot Locker
Number of stores	325	305	297
Gross square footage	793	727	707
Selling square footage	458	421	411

Champs Sports
Number of stores	541	539	539
Gross square footage	2,868	2,861	2,866
Selling square footage	1,884	1,876	1,881

CCS
Number of stores	0	22	22
Gross square footage	0	51	51
Selling square footage	0	34	34

International Stores
Number of stores	1,013	811	797
Gross square footage	2,801	2,382	2,327
Selling square footage	1,431	1,200	1,175

Total Stores Operated
Number of stores	3,495	3,335	3,354
Gross square footage	12,701	12,316	12,374
Selling square footage	7,462	7,261	7,308

Total Franchised Stores
Number of stores	69	42	37
Gross square footage	139	96	88
Selling square footage	94	65	60

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